UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

L3HARRIS TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

L3HARRIS TECHNOLOGIES, INC.

1025 West NASA Boulevard

Melbourne, Florida 32919

 SUPPLEMENT TO PROXY STATEMENT DATED MARCH 11, 2022

FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2022

This Supplement to Proxy Statement, dated March 30, 2022 (this “Supplement”), supplements the definitive proxy statement filed by L3Harris Technologies, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on March 11, 2022 (the “2022 Proxy Statement”), as supplemented by those definitive additional materials filed by the Company with the SEC on or about March 18, 2022, and made available to the Company’s shareholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2022 Annual Meeting of Shareholders, scheduled to be held on Friday, April 22, 2022 at 8:00 AM Eastern Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to shareholders on or about March 30, 2022.

The Company is providing this Supplement in order to correct certain information with respect to the number of other public company boards on which director nominee Roger B. Fradin currently serves. Roger B. Fradin currently serves on four public company boards in addition to the Company’s Board. Accordingly, the column entitled “Other Current Public Company Boards” on page 2 of the 2022 Proxy Statement is updated to state “4” instead of “3” with respect to Roger B. Fradin. In addition, the subsection entitled “Other Current/Recent Public Company Directorships” for Roger B. Fradin on page 12 of the 2022 Proxy Statement is updated to include a reference to “Janus International Group, Inc. (since 2021)”.

Except as described in this Supplement, none of the items or information presented in the 2022 Proxy Statement is affected by this Supplement. This Supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the 2022 Proxy Statement contains other important additional information. This Supplement should be read in conjunction with the 2022 Proxy Statement, as supplemented by those definitive additional materials filed by the Company with the SEC on or about March 18, 2022.

If you have already returned your proxy or voting instruction card or provided voting instructions, you do not need to take any action unless you wish to change your vote.